EXHIBIT 99.1

Cautionary note regarding forward-looking statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future operating and financial performance, including expected revenue, net income and diluted earnings per share, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this current report. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of the variable demand and the aggressive pricing environment for disc drives; dependence on the Company’s ability to successfully qualify, manufacture and sell its disc drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disc drive products with lower cost structures and those that address the 1.8-inch form factor; the impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products, particularly now that there are no material limitations on disc drive component supply for our competitors; the impact of the acquisition of Maxtor on the company’s financial results, including, without limitation, due to charges associated with retention, integration, purchase accounting and other related transaction costs; and the possibility that the combination of Seagate and Maxtor will not provide the anticipated benefits to the combined company on the projected timeline, if at all. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on September 11, 2006 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 3, 2007. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Quarterly Results

On July 19, 2007, Seagate reported revenue of $2.7 billion, net income of $541 million, and diluted net income per share of $0.96 for the quarter ended June 29, 2007. These financial results include approximately $27 million in accounting charges, other costs and related tax effects associated with recent acquisitions. These results compare to revenue of $2.5 billion, net income of $7 million and diluted net income per share of $0.01 in the year-ago quarter.

For the twelve months ended June 29, 2007, Seagate reported revenue of $11.4 billion, net income of $913 million and diluted net income per share of $1.56. These financial results include approximately $241 million in accounting charges, other costs and related tax effects associated with recent acquisitions and $19 million for the early retirement of the 8% notes. These results compare to revenue of $9.2 billion, net income of $840 million and diluted net income per share of $1.60 in the year-ago twelve-month period.

Net income for the quarter ended June 29, 2007 also includes the following non-operating items: a benefit of $359 million that reflects a favorable adjustment to the valuation allowance related to Seagate’s deferred tax assets; a charge of $29 million associated with ongoing restructuring; and a $4 million write-off of an equity investment that is reflected in other income and expense. The restructuring charge reflects costs associated with on-going expense reduction activities across the company. The adjustment to the valuation allowance did not impact our cash tax rate or cash paid for taxes as it is purely an accounting adjustment. Approximately $10 million of the restructuring charge is severance related and will be paid out in fiscal 2008.

Cash and Uses of Cash

Cash flow from operations was $373 million for the June 2007 quarter.

We made capital investments of $906 million during fiscal 2007, of which $218 million was invested in the June 2007 quarter. Based on the current customer requirements and planned equipment utilization, we expect our fiscal year 2008 capital investment to be approximately $900 million.

Inventory

Reported inventory as of June 29, 2007 was $794 million, a decrease of $38 million from the March 2007 quarter. Inventory turnover improved slightly to 10.8 turns primarily due to a reduction of $55 million in finished goods. These reductions more than offset an increase in the growth of precious metals inventory required to support our conversion to perpendicular based products.

Dividend and Stock Repurchases

The company has declared a quarterly dividend of $0.10 to be paid on or before August 17, 2007 to all common shareholders of record as of August 3, 2007.

During the quarter ended June 29, 2007, the company took delivery of 9.7 million of its common shares related to its share repurchase plan at an average price of $20.76. For the fiscal year ended June 29, 2007, the company took delivery of 61.9 million of its common shares related to its share repurchase plan at an average price of $24.62. The company has authorization to purchase approximately $975 million of additional shares under the current stock repurchase program.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 29, 2007	June 30, 2006 (a)
ASSETS
Cash and cash equivalents	$988	$910
Short-term investments	156	823
Accounts receivable, net	1,383	1,445
Inventories	794	891
Deferred income taxes	196	48
Other current assets	284	216

Total Current Assets	3,801	4,333
Property, equipment and leasehold improvements, net	2,278	2,106
Goodwill	2,300	2,475
Other intangible assets	188	307
Deferred income taxes	574	33
Other assets, net	331	290

Total Assets	$9,472	$9,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,301	$1,692
Accrued employee compensation	157	385
Accrued restructuring	21	210
Accrued expenses, other	765	648
Accrued income taxes	75	72
Current portion of long-term debt	330	330

Total Current Liabilities	2,649	3,337
Accrued restructuring	21	23
Other non-current liabilities	332	332
Long-term debt, less current portion	1,733	640

Total Liabilities	4,735	4,332
Shareholders’ Equity	4,737	5,212

Total Liabilities and Shareholders’ Equity	$9,472	$9,544

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 30, 2006.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Revenue	$2,744	$2,529	$11,360	$9,206

Cost of revenue	2,150	2,075	9,175	7,069
Product development	221	231	904	805
Marketing and administrative	143	144	589	447
Amortization of intangibles	13	7	49	7
Restructuring and other, net	29	—	29	4

Total operating expenses	2,556	2,457	10,746	8,332

Income from operations	188	72	614	874
Interest income	14	21	73	69
Interest expense	(33)	(10)	(141)	(41)
Other, net	2	—	15	22

Other income (expense), net	(17)	11	(53)	50

Income before income taxes	171	83	561	924
Provision for (benefit from) income taxes	(370)	76	(352)	84

Net income	$541	$7	$913	$840

Net income per share:
Basic	$1.00	$0.01	$1.64	$1.70
Diluted	0.96	0.01	1.56	1.60
Number of shares used in per share calculations:
Basic	539	532	558	495
Diluted	564	563	587	524

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	June 29, 2007	June 30, 2006
OPERATING ACTIVITIES
Net income	$913	$840
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	851	612
Stock-based compensation	128	90
Deferred income taxes	(365)	23
Allowance for doubtful accounts receivable	40	—
Redemption charges on 8% Senior Notes due 2009	19	—
In-process research and development	4	—
Tax benefit from stock options	—	(44)
Other non-cash operating activities, net	36	12
Changes in operating assets and liabilities:
Current assets and liabilities	(781)	(61)
Other assets and liabilities	98	(15)

Net cash provided by operating activities	943	1,457

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(906)	(1,008)
Proceeds from sale of fixed assets	55	—
Purchases of short-term investments	(322)	(3,220)
Maturities and sales of short-term investments	997	3,528
Net cash and cash equivalents acquired from Maxtor Corporation	—	297
Acquisitions, net of cash acquired	(178)	(28)
Other investing activities, net	(48)	(130)

Net cash used in investing activities	(402)	(561)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,477	—
Repayment of long-term debt	(405)	(340)
Redemption premium on 8% Senior Notes due 2009	(16)	—
Issuance of common shares for employee stock plans	219	118
Dividends to shareholders	(212)	(155)
Tax benefit from stock options	—	44
Repurchases of common stock	(1,526)	(399)

Net cash used in financing activities	(463)	(732)

Increase in cash and cash equivalents	78	164
Cash and cash equivalents at the beginning of the period	910	746

Cash and cash equivalents at the end of the period	$988	$910